Exhibit 99.1

CONTACT:
Mike Zellner	Tyler Painter
Wind River	Wind River
Chief Financial Officer	Vice President, Treasury & Investor Relations
+1.510.749.2750	+1.510.749.2551
mike.zellner@windriver.com	tyler.painter@windriver.com

FOR IMMEDIATE RELEASE

Wind River Announces Preliminary Revenue Results for Q3 FY07

Financial Highlights for the Third Quarter of Fiscal Year 2007:

•	Reported revenues of $70.6 million represented an increase of 4% year-over-year.

•	Total deferred revenues increased $10.2 million from Q2 FY07 and 28% year-over-year to $112.2 million.

•	Current deferred revenues increased $5.8 million from Q2 FY07 and 29% year-over-year to $95.8 million.

•	GAAP cash flows from operations of approximately $15.0 million.

•	Cash, cash equivalents and investments totaled $231.4 million.

•	Net other income of $1.7 million.

ALAMEDA, Calif., December 5, 2006— Wind River Systems, Inc. (NASDAQ: WIND), the global leader in Device Software Optimization (DSO), today announced preliminary revenue results for the third quarter ended October 31, 2006. Wind River reported third quarter total revenues of $70.6 million, up 4% from the third quarter of fiscal 2006. Wind River ended the quarter with deferred revenues of $112.2 million, up 28% from $87.8 million a year ago.

Wind River is not providing full GAAP or non-GAAP financial results for the third quarter at this time, due to the previously announced voluntary review of the company’s historical stock option granting practices and the related accounting. The review is being conducted by a committee of the company’s Board of Directors (the “Special Committee”), which consists of independent directors. The Special Committee has engaged the services of independent outside legal counsel and accountants to assist with the review process. As a result of the ongoing review, the company does not expect to file its third quarter Form 10-Q within the prescribed filing deadline. At this time, the Special Committee has not completed its work, nor has it reached any preliminary conclusions. The outcome of the review may or may not require the company to change the accounting treatment of stock options granted in prior periods, which may or may not have a material effect on the company’s results of operations for any prior periods. The company is committed to resolving these issues as quickly as possible and plans to file its Form 10-Q for both the second and third quarter of fiscal 2007 and any restated financial statements, if required, as soon as practicable following the conclusion of the Special Committee’s review.

“Our subscription bookings growth of 26% year-on-year reflected the addition of over 250 new design wins in the quarter,” said Ken Klein, president, chief executive officer and chairman of Wind River. “Reported revenues were lower than expected due primarily to production license revenue temporarily impacted by the changes we have made to our sales force.”

“Our success in signing larger, more complex Device Software Optimization deals is reflected in deferred revenue growth and will be reflected in reported revenues over time,” concluded Klein.

A summary of total revenues, net for the three and nine months ended October 31, 2006 and 2005 is as follows (in thousands):

	Three Months Ended October 31,		Nine Months Ended October 31,
	2006	2005	2006	2005
Subscription revenues	$25,698	$18,450	$71,214	$52,798
Perpetual license revenues	10,106	11,440	29,575	33,253
Production license revenues	16,894	20,005	56,484	61,054
Maintenance revenues	7,667	8,108	23,157	25,110
Other service revenues	10,216	9,604	28,613	23,898

Total revenues, net	$70,581	$67,607	$209,043	$196,113

Preliminary GAAP operating expenses, excluding any potential impact of non-cash stock-based compensation and associated tax charges related to the historical option review, are expected to increase by approximately $2.6 million vs Q1 FY07. The increase primarily reflects expenses resulting from the ongoing option review and expenses related to certain one-time tax accounting and planning activities. To a lesser extent, the increase also reflects ongoing investments in sales and research and development.

The company currently has outstanding convertible subordinated notes of approximately $42.2 million that mature on December 15, 2006. The company expects to settle the outstanding balance in full on or before this date.

Financial Outlook:

The following statements regarding our outlook for the fourth quarter of fiscal year 2007, and other statements in this press release, are forward-looking and actual results may differ materially. Please consult the safe-harbor statement at the end of this press release for a description of certain risk factors and Wind River’s periodic filings with the Securities and Exchange Commission (“SEC”) for a more comprehensive description of risks that may impact actual results. In response to SEC Regulation Fair Disclosure, Wind River plans to discuss its business outlook, based on current expectations, in conjunction with its quarterly earnings releases and conference calls. Wind River does not plan to provide any further financial guidance beyond the information provided in its quarterly earnings release and conference call.

For Q4 Fiscal Year 2007, Wind River expects:

•	Revenues to be between $74 million and $75 million.

•	Reported revenue plus the sequential change in deferred revenue from Q3 FY07 to exceed $88 million.

Conference Call

The company will host a conference call at 2:00 p.m. Pacific Time on December 5, 2006 to discuss these results. You may listen to the conference call by calling +1.800.399.5927 in the U.S. and +1.706.643.3427 internationally. You may also listen live via our webcast at http://ir.windriver.com/phoenix.zhtml?c=91814&p=irol-EventDetails&EventId=1210170. A telephone replay of the conference call will be available after 5:00 p.m. Pacific Time on December 5, 2006 until 11:59 p.m. Pacific Time on December 12, 2006. You may listen to the replay of the conference call by calling +1.800.642.1687 in the U.S. and +1.706.645.9291 internationally and enter the conference i.d.9324813. The audio webcast will be archived on the Investor Relations section of Wind River’s website located at http://ir.windriver.com/phoenix.zhtml?c=91814&p=irol-audioarchives.

About Wind River

Wind River is the global leader in Device Software Optimization (DSO). The company’s solutions enable customers to develop and run device software better, faster, at a lower cost and more reliably. Wind River’s Workbench, General Purpose Platform and Market-Specific Platforms reduce effort, cost and risk, and optimize quality and reliability at all phases of the device software development process from concept to deployed product.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc., and VxWorks and WIND RIVER are registered trademarks of Wind River Systems, Inc. Third party marks and brands are the property of their respective holders.

Forward-Looking Statements

This press release contains forward-looking statements, including those relating to: expected revenues for the fourth quarter ending January 31, 2007, the implication that our business will continue to grow, our ability to provide guidance, our Special Committee’s ability to complete in a timely manner its internal review of historical stock option granting practices and our ability to settle the outstanding balance of our convertible notes in a timely manner. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes” and “estimates,” variations of such words and similar expressions are also intended to identify forward-looking statements.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein. Factors that could cause or contribute to such differences include but are not limited to: the success of our implementation of our new and current products, business models and market strategies, the ability to address rapidly changing technology and markets and to deliver our products on a timely basis, the ability of our customers to sell products that include the company’s software, the impact of competitive products and pricing, weakness in the economy generally or in the technology sector specifically, the success of the company’s strategic relationships, potential delays in the completion of the Special Committee’s review, changes in the scope of the review, the findings of the review, delays in the completion of our outside auditor’s review of our second quarter and third quarter financial results, potential governmental inquiries and private litigation, as well as the other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended January 31, 2006, our Quarterly Reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission.

In addition, because our Special Committee has not completed its review of the company’s historical stock option granting practices, we can not assure you that the outcome of that review will not result in changes to or a restatement of our financial results for this or any historical period, that we will be able to give timely guidance with respect to future periods or that we will not be required to make changes to our internal controls or processes.

Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.